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                                                                EXHIBIT 99.1


NEWS                       RE:
BULLETIN                              QUARTERDECK CORPORATION
                                      13160 Mindanao Way
                                      Marina del Rey, CA 90292
FROM:                                 (310) 309-3700
FRB                                   TRADED: NASDAQ: QDEK

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The Financial Relations Board Inc.

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
FOR FURTHER INFORMATION:     AT THE FINANCIAL RELATIONS BOARD:
   AT THE COMPANY:           Fiona Ross                        Moira Conlon/Renee Law
   Frank Greico              General Information               Analyst Contact
   Chief Financial Officer   11611 San Vicente Blvd., #700     11611 San Vicente Blvd., #700
   (310) 309-3700            Los Angeles, CA 90049             Los Angeles, CA 90049
                             (310) 442-0599                    (310) 442-0599
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   FOR IMMEDIATE RELEASE
   JANUARY 14, 1997

                QUARTERDECK CORPORATION APPOINTS CURTIS A. HESSLER AS
                             NEW CHIEF EXECUTIVE OFFICER

   MARINA DEL REY, CA, JANUARY 14, 1997 ... Quarterdeck Corporation (Nasdaq:
   QDEK) announced today that Curtis Hessler has been appointed to the position of President and Chief Executive Officer of the Company. Hessler will assume his duties at the end of January.

           Hessler is presently serving as chairman of I-Net, Inc., an enterprise network integration and outsourcing firm which he helped acquire for Wang Laboratories in 1996. He is also chairman and co-founder of E-Biz, a business-to-business Internet commerce venture, and serves as a director of Wallace Computer Services, Live Picture, Interactive Search and Legacy Software. From 1991 through 1995, Hessler was Executive Vice President at Times Mirror Company, heading its professional and academic publishing, cable television, magazine and digital media businesses. From 1984 to 1991, Hessler held senior executive positions at Unisys Corporation, serving ultimately as vice chairman and heading Unisys Defense Systems. During the Carter Administration, he served as Assistant Secretary of the Treasury for Economic Policy and Associate Director of the Office of Management and Budget (OMB). Prior to entering the computer and media industries, Hessler practiced corporate law, following a clerkship with U.S. Supreme Court Justice Potter Stewart. He was educated at Harvard College, Yale Law School, the University of California and Oxford, as a Rhodes Scholar.

           "We believe Curt Hessler is the executive we have been looking for to run Quarterdeck. His superb track record, breadth and depth of corporate experience and intelligence make him an ideal candidate to lead the company into the future," said Frank LaHaye, Chairman of the Board. "As an experienced leader, negotiator and motivator, Curt will take over from King Lee, who, in his role heading the Office of the President, was responsible for our recent successful

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Quarterdeck Corporation
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restructuring. Hessler inherits from King a streamlined, focused and effective organization poised for a return to profitability," concluded LaHaye.

        "With Curtis Hessler leading the Corporation, I am confident we have an executive with a truly excellent range of relevant corporate experience. Hessler's skills, experience and maturity will be instrumental in allowing Quarterdeck to fulfill its potential. The Company's management team now has an opportunity to build on our strong technology platform to develop our role as a leading provider of software solutions," said King R. Lee, a member of the Board of Directors and Office of the President.

        "Quarterdeck presents a wonderful opportunity to join a fine board and management team, to help build a superb company and to grow significant shareholder value," said Hessler. "The Company is emerging from its restructuring with a solid brand reputation, fine products, significant technologies, marketing capabilities and a wealth of talented people. The rapid spread of PC-based networking provides many new opportunities for the Company's core skills."

        Quarterdeck plans to provide its regular quarterly release on its first quarter ended December 31, 1996 on Thursday, January 30, 1997 after market close.

        Quarterdeck Corporation is a pioneer in the development of PC utilities and Internet software. The Company is an industry leader in bringing utilities solutions to the Windows and Macintosh environments and offers powerful Internet and communications software tools. Quarterdeck Corporation is headquartered at 13160 Mindanao Way, Marina Del Rey, CA 90292. Its European headquarters are in Dublin, Ireland. Further product availability and pricing information may be obtained by calling (310) 309-3755 and by accessing Quarterdeck's Internet website at http://www.quarterdeck.com.

        This press release contains forward-looking statements which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as "believes", "poised for" and similar expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. These forward-looking statements involve a number of risks and uncertainties, including the timely development and market acceptance of products and technologies, successful integration of acquisitions, the ability to secure additional sources of financing, the ability to reduce operating expenses and other factors described in the Company's filings with the Securities and Exchange Commission. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. The Company undertakes no obligations to revise or update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

        For more information about Quarterdeck Corporation via facsimile at no cost, simply call 1-800-PRO-INFO and enter the ticker symbol QDEK.

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